Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of June 15, 2012 among AerCap Aviation Solutions B.V., a private limited liability company organized under the laws of the Netherlands (the “Company”), AerCap Holdings N.V., a public limited liability company organized under the laws of the Netherlands (the “Parent Guarantor”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Parent Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 22, 2012, providing for the issuance of the Company’s 6.375% Senior Unsecured Notes due 2017 (the “Notes”);

WHEREAS, as of the date hereof there are no other Guarantors under the Indenture;

WHEREAS, the Company desires to execute this Supplemental Indenture to correct certain typographical errors in the cross-references contained in the Indenture (the “Amendment”);

WHEREAS, the Company has requested the Trustee to execute this Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS, Section 9.01(11) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Memorandum dated May 17, 2012, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended by the Company to be a verbatim recitation of a provision of the Indenture or the Notes;

WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS, the Board of Directors of the Company has authorized the Company to enter into a supplemental indenture for the purpose of modifying the Indenture to effect the substance of the Amendment; and

WHEREAS, the Company represents that all acts and things necessary have happened, been done, and been performed, to make this Supplemental Indenture a valid and binding instrument, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Amendment. The Indenture is hereby amended as follows:

(a)           Sub-clause (28) in the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

(28)         Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(17) hereof; provided that Liens extend only to the assets so financed and any assets or Capital Stock of any Restricted Subsidiary incurring such Indebtedness;

(b)           The first paragraph of sub-clause (14) of Section 4.09(b) is hereby deleted in its entirety and replaced with the following:

(14) the incurrence by the Parent Guarantor or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (14) and clauses (15) and (17) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(c)           Section 4.18(b) of the Indenture is hereby deleted in its entirety and replaced with the following:

(b)           such designation complies with Section 4.07 hereof and

(3)           Effective Date. This Supplemental Indenture shall be effective as of June 15, 2012.

(4)           Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)           Counterpart Original. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement.

(6)           Effect of Headings. Headings have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

(7)           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Parent Guarantor. For the avoidance of doubt, the Company acknowledges that the Trustee’s execution of this Supplemental Indenture and the performance of the Trustee’s obligations hereunder shall be subject to the Indenture.

(8)           Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)           Severability. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(10)         Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors. All agreements of the Parent Guarantor in this Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

AerCap Aviation Solutions B.V.

By:	/s/ Tamzin Lawrence
Name:	Tamzin Lawrence
Title:	Attorney in Fact

AerCap Holdings N.V., as Parent Guarantor

By:	/s/ Tamzin Lawrence
Name:	Tamzin Lawrence
Title:	Attorney in Fact

Wilmington Trust, National Association, as Trustee

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President